Exhibit 99

Humana Reports First Quarter Financial Results

  1Q10 results of $1.52 include $0.37 per share in higher-than-expected favorable prior-period reserve development
  2010 EPS guidance raised to $5.55 to $5.65
  Medicare Advantage membership now approximates 1.75 million
  1Q10 cash flows from operations of $755 million

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 26, 2010--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2010 (1Q10) of $1.52, ahead of management’s guidance of $1.10 to $1.20. EPS for 1Q10 included earnings of approximately $0.37 per share from higher-than-anticipated favorable prior-period development of medical claims reserves as well as $0.04 per share in higher-than-projected income tax expense due to recently enacted health reform legislation. Excluding these items, 1Q10 EPS was at the top end of the company’s previous guidance range. The 1Q10 results compared to EPS of $1.22 for the quarter ended March 31, 2009 (1Q09).

The company also announced that it had raised its EPS projection for the year ending December 31, 2010 (FY10) to a range of $5.55 to $5.65 versus its previous EPS estimate of $5.15 to $5.35 primarily to reflect the impact of the favorable prior-period reserve development impacting 1Q10 earnings noted above, partially offset by the higher effective tax rate now anticipated.

“Our first quarter results demonstrate solid execution in both of our business segments,” said Michael B. McCallister, Humana’s president and chief executive officer. “We believe strategic and tactical initiatives over the past several years, together with our continued focus on the consumer, position us well for the remainder of 2010 and for the challenges of the post-health-reform environment.”

Consolidated Highlights

Revenues – 1Q10 consolidated revenues rose 9.5 percent to $8.44 billion from $7.71 billion in 1Q09, with total premium and administrative services fees up 9.2 percent compared to the prior year’s quarter. The year-over-year increase in premiums and administrative services fees primarily reflects a 19 percent increase in average membership for the company’s Medicare Advantage plans and continued pricing discipline across all of the company’s lines of business, partially offset by lower average stand-alone Prescription Drug Plan (PDP) and commercial fully-insured medical membership.

Benefit expenses – The 1Q10 consolidated benefit ratio (benefit expenses as a percent of premium revenues) of 83.4 percent compares to 83.9 percent in 1Q09. This 50 basis point decrease was driven by declines in the benefit ratio in both of the company’s business segments.

Selling, general, & administrative (SG&A) expenses – The 1Q10 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 13.5 percent decreased 40 basis points compared to the 1Q09 ratio of 13.9 percent due primarily to efficiencies associated with higher average Medicare Advantage membership together with the company’s continued focus on administrative cost reductions.

Government Segment Results

Pretax results:

  Government segment pretax income increased to $279.2 million in 1Q10 from $166.1 million in 1Q09. The 1Q10 results included the benefit of $85.9 million in favorable prior-period reserve development and also reflected higher average Medicare Advantage membership year over year as well as improved operating metrics.

Enrollment:

  Medicare Advantage membership grew to 1,742,300 at March 31, 2010, an increase of 273,400 members, or 19 percent from March 31, 2009, and up 233,800, or 16 percent versus December 31, 2009.
  April 2010 membership in the company’s Medicare Advantage plans approximated 1,750,900, with 72 percent of fully-insured members in network-based products, up from 63 percent at December 31, 2009.
  Membership in the company’s stand-alone PDPs totaled 1,917,100 at March 31, 2010 compared to 2,078,900 at March 31, 2009 and 1,927,900 at December 31, 2009. The decline during 1Q10 primarily resulted from the company’s continued competitive positioning as it realigned stand-alone PDP premium and benefit designs to correspond with its pharmacy claims experience.
  Military services membership at March 31, 2010 of 3,031,400 was up approximately 1 percent from 2,990,600 at March 31, 2009 and essentially unchanged from 3,034,400 at December 31, 2009.

Premiums and administrative services fees:

  Medicare Advantage premiums and administrative service fees of $4.82 billion in 1Q10 increased 19 percent compared to $4.06 billion in 1Q09, primarily due to a 19 percent increase in average Medicare Advantage membership.
  Medicare stand-alone PDP premiums of $579.0 million in 1Q10 decreased 3 percent compared to $595.7 million in 1Q09, reflecting a 13 percent decline in average membership year over year, partially offset by an 11 percent increase in premiums per member per month.
  Military services premiums and administrative services fees during 1Q10 decreased $22.1 million to $867.3 million compared to $889.4 million in 1Q09.

Benefit Expenses:

  The Government Segment benefit ratio decreased 80 basis points to 86.0 percent in 1Q10 compared to 86.8 percent in the prior year’s quarter, primarily driven by a 130 basis point benefit from higher-than-anticipated favorable prior-period reserve development. The increase in the benefit ratio excluding this favorable reserve development is primarily due to growth in the company’s Medicare Advantage group business which generally carries a higher benefit ratio than the company’s individual Medicare Advantage business.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio decreased 40 basis points to 10.1 percent in 1Q10 compared to 10.5 percent in the prior year’s quarter driven primarily by increased efficiencies from higher average medical membership in the company’s Medicare Advantage plans and the company’s continued focus on administrative cost reductions.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings increased to $137.8 million in 1Q10 compared to $127.7 million in 1Q09 primarily driven by the benefit of $14.1 million in higher-than-anticipated favorable prior-period reserve development during 1Q10, partially offset by the effect of an 8 percent decline in average fully-insured commercial medical membership from the prior year’s quarter.

Enrollment:

  Commercial Segment medical membership at March 31, 2010 of 3,331,500 was down 140,000 from March 31, 2009 and down 79,300 from December 31, 2009. The decline during 1Q10 primarily reflected the impact of the economy across various of the company’s fully-insured group medical lines of business.
  The company’s individual product line has continued to grow steadily, with membership of 370,500, up 10 percent at March 31, 2010 compared to March 31, 2009.
  Membership in Commercial Segment specialty products(a) of 7,237,900 at March 31, 2010 increased 11 percent from 6,535,100 at March 31, 2009 and up 2 percent from 7,109,900 at December 31, 2009.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment decreased 2 percent to $1.85 billion in 1Q10 compared to $1.88 billion in the prior year’s quarter, reflecting lower average medical membership partially offset by continued pricing discipline.
  Commercial Segment medical premiums for fully-insured group accounts increased approximately 8 percent on a per-member basis during 1Q10 compared to 1Q09.

Benefit Expenses:

  The Commercial Segment benefit ratio for 1Q10 of 74.1 percent was 60 basis points lower than the 1Q09 benefit ratio of 74.7 percent, primarily due to an 80 basis point benefit from higher-than-expected favorable prior-period reserve development during 1Q10.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 24.8 percent for 1Q10 compares to 24.1 percent in 1Q09, primarily driven by increases in the company’s specialty, ancillary and individual medical businesses that carry a higher administrative expense load as a percent of revenues, partially offset by the company’s continued focus on administrative cost reductions.

Balance Sheet

  At March 31, 2010, the company had cash, cash equivalents, and investment securities of $9.91 billion, up 9 percent from $9.11 billion at December 31, 2009 and up 33 percent from $7.43 billion at March 31, 2009.
  Parent company cash and investments of $729.8 million at March 31, 2010 increased $64.2 million from $665.6 million at December 31, 2009.
  Debt-to-total capitalization at March 31, 2010 was 21.6 percent, down 90 basis points from December 31, 2009 due primarily to the increase in capitalization associated with net income during 1Q10.

Cash Flows from Operations

Cash flows provided by operations for 1Q10 of $754.7 million compared to cash flows provided by operations of $45.5 million in 1Q09 with the year-over-year increase primarily due to higher medical claims reserve balances associated with higher average Medicare Advantage membership and increased claims inventories on hand together with other working capital changes during 1Q10 versus the prior year’s quarter.

Footnote

(a)	The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  Recently enacted health care reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax; financial position, including goodwill recoverability; and cash flows. In addition, if the new non-deductible federal premium tax is imposed as enacted, and if Humana is unable to adjust its business model to address this new tax, there can be no assurance that the non-deductible federal premium tax would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.
  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business may be materially adversely affected.
  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application, could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and financial condition. In addition, as a government contractor, Humana is exposed to additional risks that may adversely affect the company’s business or the company’s willingness to participate in government health care programs.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

  Humana’s mail order pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2009;
  Form 8-Ks filed during 2010.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.4 million medical members and 7.2 million specialty members. Humana is a full-service benefits solutions company, offering a wide array of health, pharmacy and supplemental benefit plans for employer groups, government programs and individuals.

Over its 49-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2010	Comments
Diluted earnings per common share	Full year 2010: $5.55 to $5.65 Second quarter: $1.65 to $1.70

FY2010 estimate includes $0.37 per share in higher-than-
  anticipated favorable prior-period reserve development
  and $0.10 per share incremental income tax expense
  associated with recently enacted health reform
  legislation

Revenues	Consolidated revenues: $33.5 billion to $34.5 billion

Premiums and ASO fees:
Medicare Advantage: $19.0 billion to $19.5 billion
Medicare stand-alone PDPs: $2.3 billion to $2.4 billion

	Military services: $3.5 billion to $3.6 billion	Assumes a 3/31/11 transition date for the South Region TRICARE contract

Commercial Segment: $7.3 billion to $7.5 billion

Consolidated investment income: $325 million to $340 million

Consolidated other revenue: $320 million to $340 million
Ending medical membership	Medicare Advantage: up 250,000 to 260,000 from prior year	Includes ASO and fully-insured group and individual Medicare Advantage members

Medicare stand-alone PDPs: down approximately 220,000 from prior year

	Military services: no material change from prior year	Fully-insured and ASO combined; assumes 3/31/11 transition for the South Region TRICARE contract

Medicaid: no material change from prior year

Commercial:
Fully insured: down 170,000 to 180,000 from prior year
ASO: down 90,000 to 100,000 from prior year
Benefit ratios and benefit	Government Segment benefit ratio in the range of 85% to 86%	Medicare, Medicaid, and Military Services combined
expense trend
components	Medicare benefit ratio in the range of 84% to 85%	Medicare Advantage and Stand-Alone PDP combined

	Commercial Segment benefit ratio in the range of 80% to 81%	Medical and Specialty combined

  Commercial group fully-insured secular benefit expense trend components: inpatient hospital utilization – low single digits;
   inpatient and outpatient hospital rates – upper single digits;
   outpatient hospital utilization – mid single digits; physician –
   mid single digits; pharmacy – mid single digits

Commercial group fully-insured secular trends of
  approximately 8% represent the underlying percentage
  change in total medical expenses which excludes the
  impact of benefit changes and business, product, and
  demographic mix

Selling, general & administrative expense ratio	13% to 13.5%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue Includes approximately $100 million in administrative cost reductions from prior year
Depreciation & amortization	$250 million to $260 million
Interest expense	$105 million to $110 million
Government Segment operating margins	Medicare pretax operating margin: approximately 5.5%	Medicare Advantage & stand-alone PDP combined; Includes a 40 basis point benefit from higher-than-expected favorable prior-period reserve development in 1Q10

Military services: operating earnings of $25 million to $50 million

Military Services earnings include the anticipated impact of the write-down of goodwill and other charges of $50
  million to $75 million related to the termination of the
  South Region contract on 3/31/11

Commercial Segment pretax earnings	$150 million to $175 million	Includes $14 million in pretax earnings from higher-than- expected favorable prior-period reserve development in 1Q10; Segment-level results include the impact of investment income and interest expense
Cash flows from operations	$1.2 billion to $1.4 billion
Capital expenditures	Approximately $200 million
Effective tax rate	37.0% to 37.5%	Includes the impact of health reform provisions disallowing for the deductibility of certain items
Shares used in computing full-year EPS	Approximately 171 million	Excludes impact of potential future share repurchases

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q10 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
1Q10 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	Consolidated Balance Sheets
S-5	Consolidated Statements of Cash Flows
S-6	Key Income Statement Ratios and Segment Operating Results
S-7	Membership Detail
S-8	Premiums and Administrative Services Fees Detail
S-9	Percentage of Ending Membership under Capitation Arrangements
S-10	Investments
S-11-13	Benefits Payable
S-14	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2010	2009	Change	Change
Revenues:
Premiums	$8,161,863	$7,471,294	$690,569	9.2%
Administrative services fees	125,882	115,882	10,000	8.6%
Investment income	85,455	69,544	15,911	22.9%
Other revenue	67,394	54,941	12,453	22.7%
Total revenues	8,440,594	7,711,661	728,933	9.5%
Operating expenses:
Benefits	6,807,555	6,269,310	538,245	8.6%
Selling, general and administrative	1,127,043	1,063,803	63,240	5.9%
Depreciation	53,189	48,676	4,513	9.3%
Other intangible amortization	9,567	9,338	229	2.5%
Total operating expenses	7,997,354	7,391,127	606,227	8.2%
Income from operations	443,240	320,534	122,706	38.3%
Interest expense	26,314	26,772	(458)	-1.7%
Income before income taxes	416,926	293,762	123,164	41.9%
Provision for income taxes	158,158	88,045	70,113	79.6%
Net income	$258,768	$205,717	$53,051	25.8%

Basic earnings per common share	$1.54	$1.23	$0.31	25.2%
Diluted earnings per common share	$1.52	$1.22	$0.30	24.6%

Shares used in computing basic earnings per common share	168,200	167,043
Shares used in computing diluted earnings per common share	170,080	168,658

S-3

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	March 31,	December 31,	Sequential Change
	2010	2009	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,813,993	$1,613,588
Investment securities	6,764,833	6,190,062
Receivables, net:
Premiums	1,091,372	811,800
Administrative services fees	13,226	11,820
Securities lending invested collateral	62,013	119,586
Other	514,549	505,960
Total current assets	10,259,986	9,252,816	$1,007,170	10.9%
Property and equipment, net	665,909	679,142
Long-term investment securities	1,333,659	1,307,088
Goodwill	1,992,924	1,992,924
Other	956,658	921,524
Total assets	$15,209,136	$14,153,494	$1,055,642	7.5%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,707,033	$3,222,574
Trade accounts payable and accrued expenses	1,658,985	1,307,710
Book overdraft	236,038	374,464
Securities lending payable	68,221	126,427
Unearned revenues	235,584	228,817
Total current liabilities	5,905,861	5,259,992	$645,869	12.3%
Long-term debt	1,675,880	1,678,166
Future policy benefits payable	1,213,179	1,193,047
Other long-term liabilities	328,979	246,286
Total liabilities	9,123,899	8,377,491	$746,408	8.9%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 189,981,964 issued at March 31, 2010	31,664	31,634
Capital in excess of par value	1,688,768	1,658,521
Retained earnings	4,688,379	4,429,611
Accumulated other comprehensive income	69,994	42,135
Treasury stock, at cost, 19,784,653 shares at March 31, 2010	(393,568)	(385,898)
Total stockholders' equity	6,085,237	5,776,003	$309,234	5.4%
Total liabilities and stockholders' equity	$15,209,136	$14,153,494	$1,055,642	7.5%

Debt-to-total capitalization ratio	21.6%	22.5%

S-4

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended March 31,
			Dollar	Percentage
	2010	2009	Change	Change
Cash flows from operating activities
Net income	$258,768	$205,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,756	58,014
Net realized capital gains	(8,694)	(1,043)
Stock-based compensation	27,339	15,676
(Benefit) provision from deferred income taxes	(20,862)	19,687
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(280,978)	(255,098)
Other assets	(29,177)	(61,907)
Benefits payable	484,459	32,920
Other liabilities	246,068	22,375
Unearned revenues	6,767	3,364
Other	8,205	5,815
Net cash provided by operating activities	754,651	45,520	$709,131	1557.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	-	(12,367)
Purchases of property and equipment	(39,028)	(39,047)
Purchases of investment securities	(1,525,349)	(1,403,906)
Proceeds from maturities of investment securities	433,788	404,951
Proceeds from sales of investment securities	545,166	722,288
Change in securities lending collateral	58,206	71,283
Net cash used in investing activities	(527,217)	(256,798)	($270,419)	-105.3%

Cash flows from financing activities
Receipts from CMS contract deposits	438,108	528,965
Withdrawals from CMS contract deposits	(266,649)	(334,528)
Change in book overdraft	(138,426)	33,520
Change in securities lending payable	(58,206)	(71,283)
Common stock repurchases	(7,670)	(5,999)
Excess tax benefit from stock-based compensation	734	148
Proceeds from stock option exercises and other	5,080	1,234
Net cash (used in) provided by financing activities	(27,029)	152,057	($179,086)	-117.8%

Increase (decrease) in cash and cash equivalents	200,405	(59,221)
Cash and cash equivalents at beginning of period	1,613,588	1,970,423

Cash and cash equivalents at end of period	$1,813,993	$1,911,202

S-5

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended March 31,
				Percentage
	2010	2009	Difference	Change
Benefit ratio
Government Segment	86.0%	86.8%	-0.8%
Commercial Segment	74.1%	74.7%	-0.6%
Consolidated	83.4%	83.9%	-0.5%

Selling, general, and administrative expense ratio (A)
Government Segment	10.1%	10.5%	-0.4%
Commercial Segment	24.8%	24.1%	0.7%
Consolidated	13.5%	13.9%	-0.4%

Investment income
Government Segment	$56,169	$40,782	$15,387	37.7%
Commercial Segment	29,286	28,762	524	1.8%
Consolidated	$85,455	$69,544	$15,911	22.9%

Interest expense
Government Segment	$19,781	$16,488	$3,293	20.0%
Commercial Segment	6,533	10,284	(3,751)	-36.5%
Consolidated	$26,314	$26,772	($458)	-1.7%

Detail of pretax income
Government Segment	$279,173	$166,101	$113,072	68.1%
Commercial Segment	137,753	127,661	10,092	7.9%
Consolidated	$416,926	$293,762	$123,164	41.9%

Detail of pretax margins
Government Segment	4.3%	2.9%	1.4%
Commercial Segment	7.1%	6.5%	0.6%
Consolidated	4.9%	3.8%	1.1%

S-6

Humana Inc.
Membership Detail
In thousands

	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	March 31, 2010	1Q10	March 31, 2009	Amount	Percent	December 31, 2009	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	629.8	627.5	578.6	51.2	8.8%	591.9	37.9	6.4%
Medicare Advantage - PPO	602.6	594.5	313.2	289.4	92.4%	352.4	250.2	71.0%
Medicare Advantage - PFFS	480.9	483.7	577.1	(96.2)	-16.7%	564.2	(83.3)	-14.8%
Total MA fully-insured	1,713.3	1,705.7	1,468.9	244.4	16.6%	1,508.5	204.8	13.6%
ASO	29.0	29.3	-	29.0		-	29.0
Total Medicare Advantage	1,742.3	1,735.0	1,468.9	273.4	18.6%	1,508.5	233.8	15.5%
Medicare stand-alone PDPs	1,917.1	1,844.4	2,078.9	(161.8)	-7.8%	1,927.9	(10.8)	-0.6%
Total Medicare	3,659.4	3,579.4	3,547.8	111.6	3.1%	3,436.4	223.0	6.5%
Military services insured	1,756.8	1,755.3	1,746.6	10.2	0.6%	1,756.0	0.8	0.0%
Military services ASO	1,274.6	1,272.8	1,244.0	30.6	2.5%	1,278.4	(3.8)	-0.3%
Total military services	3,031.4	3,028.1	2,990.6	40.8	1.4%	3,034.4	(3.0)	-0.1%
Medicaid	398.6	397.3	385.2	13.4	3.5%	401.7	(3.1)	-0.8%
Total Government Segment	7,089.4	7,004.8	6,923.6	165.8	2.4%	6,872.5	216.9	3.2%
Commercial Segment:
Fully-insured medical:
Group	1,338.8	1,357.7	1,534.8	(196.0)	-12.8%	1,442.1	(103.3)	-7.2%
Individual	370.5	368.9	336.1	34.4	10.2%	367.4	3.1	0.8%
Medicare supplement	33.7	33.4	22.8	10.9	47.8%	30.0	3.7	12.3%
Total fully-insured medical	1,743.0	1,760.0	1,893.7	(150.7)	-8.0%	1,839.5	(96.5)	-5.2%
ASO	1,588.5	1,589.9	1,577.8	10.7	0.7%	1,571.3	17.2	1.1%
Total Commercial Segment	3,331.5	3,349.9	3,471.5	(140.0)	-4.0%	3,410.8	(79.3)	-2.3%

Total medical membership	10,420.9	10,354.7	10,395.1	25.8	0.2%	10,283.3	137.6	1.3%

Specialty Membership
Dental - fully-insured	2,656.3	2,650.3	2,466.9	189.4	7.7%	2,635.7	20.6	0.8%
Dental - ASO	1,213.9	1,214.2	982.3	231.6	23.6%	1,197.2	16.7	1.4%
Total dental	3,870.2	3,864.5	3,449.2	421.0	12.2%	3,832.9	37.3	1.0%
Vision	2,439.5	2,422.0	2,224.6	214.9	9.7%	2,369.4	70.1	3.0%
Other supplemental benefits (B)	928.2	917.0	861.3	66.9	7.8%	907.6	20.6	2.3%
Total specialty membership	7,237.9	7,203.5	6,535.1	702.8	10.8%	7,109.9	128.0	1.8%

S-7

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended March 31,				Three Months Ended March 31,
			Dollar	Percentage
	2010	2009	Change	Change	2010	2009
Premium revenues
Government Segment:
Medicare Advantage	$4,816,980	$4,060,459	$756,521	18.6%	$941	$930
Medicare stand-alone PDPs	579,025	595,683	(16,658)	-2.8%	$105	$94
Total Medicare	5,396,005	4,656,142	739,863	15.9%
Military services insured (D)	844,994	871,171	(26,177)	-3.0%	$160	$167
Medicaid insured	164,703	156,660	8,043	5.1%	$138	$136
Total Government Segment premiums	6,405,702	5,683,973	721,729	12.7%
Commercial Segment:
Fully-insured medical	1,506,818	1,558,669	(51,851)	-3.3%	$285	$273
Specialty	249,343	228,652	20,691	9.0%	$12	$12
Total Commercial Segment premiums	1,756,161	1,787,321	(31,160)	-1.7%
Total premium revenues	$8,161,863	$7,471,294	$690,569	9.2%

Administrative services fees
Military services ASO (D)	$22,298	$18,196	$4,102	22.5%	$6	$5
Other government ASO (E)	5,230	2,137	3,093	144.7%	n/a	n/a
Commercial Segment	98,354	95,549	2,805	2.9%	$12	$12
Total administrative services fees	$125,882	$115,882	$10,000	8.6%

S-8

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
March 31, 2010	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (F)	0.8%	-	-	-	0.2%	1.3%	-	0.7%	0.3%
Capitated HMO physician group based (F)	2.5%	-	-	28.9%	2.3%	1.6%	-	0.8%	1.8%
Risk-sharing (G)	18.2%	-	-	66.9%	8.2%	1.4%	-	0.7%	5.9%
All other membership	78.5%	100.0%	100.0%	4.2%	89.3%	95.7%	100.0%	97.8%	92.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2009

Capitated HMO hospital system based (F)	1.9%	-	-	-	0.4%	1.2%	-	0.7%	0.5%
Capitated HMO physician group based (F)	3.3%	-	-	37.1%	2.8%	1.4%	-	0.8%	2.1%
Risk-sharing (G)	19.0%	-	-	61.7%	7.5%	1.3%	-	0.7%	5.2%
All other membership	75.8%	100.0%	100.0%	1.2%	89.3%	96.1%	100.0%	97.8%	92.2%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-9

Humana Inc.	Fair value
Investments
Dollars in thousands	03/31/2010	12/31/2009

Investment Portfolio:
Cash & cash equivalents	$1,813,993	$1,613,588
Investment securities	6,764,833	6,190,062
Long-term investment securities	1,333,659	1,307,088
Total investment portfolio	$9,912,485	$9,110,738

Duration (H)	3.60	3.78
Average Credit Rating	AA	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$28,823	$53,569
Corporate floating rate	-	32,375
Asset-backed securities	33,190	33,642
	$62,013	$119,586

Average Credit Rating	AAA	AAA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,813,993	$1,613,588
U.S. Government and agency obligations
U.S. Treasury and agency obligations	968,631	1,009,352
U.S. Government residential mortgage-backed	1,847,196	1,662,246
U.S. Government commercial mortgage-backed	27,152	26,417
Total U.S. Government and agency obligations	2,842,979	2,698,015
Tax-exempt municipal securities
Pre-refunded	346,485	346,937
Insured	581,215	587,203
Other	1,150,634	1,221,087
Auction rate securities	63,902	68,814
Total tax-exempt municipal securities	2,142,236	2,224,041
Residential mortgage-backed
Prime residential mortgages	72,338	89,956
Alt-A residential mortgages	2,551	3,856
Sub-prime residential mortgages	1,502	1,600
Total residential mortgage-backed	76,391	95,412
Commercial mortgage-backed	289,615	279,626
Asset-backed securities	201,358	107,188
Corporate securities
Financial services	811,713	775,990
Other	1,732,200	1,303,578
Total corporate securities	2,543,913	2,079,568
Redeemable preferred stocks	2,000	13,300
Total investment portfolio	$9,912,485	$9,110,738

S-10

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	March 31,	March 31,	December 31,
	2010	2009	2009
Detail of benefits payable
IBNR and other benefits payable (I)	$2,755,876	$2,338,794	$2,377,324
Unprocessed claim inventories (J)	426,200	258,800	323,000
Processed claim inventories (K)	126,581	166,402	48,358
Payable to pharmacy benefit administrator (L)	136,688	162,663	194,697
Benefits payable, excluding military services	3,445,345	2,926,659	2,943,379

Military services benefits payable (M)	261,688	311,840	279,195
Total Benefits Payable	$3,707,033	$3,238,499	$3,222,574

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Year-to-date changes in benefits payable, excluding military services (N)

Balances at January 1	$2,943,379	$2,898,782	$2,898,782

Incurred related to:
Current year	6,344,639	5,645,070	21,934,973
Prior years (O)	(307,855)	(168,955)	(252,756)
Total incurred	6,036,784	5,476,115	21,682,217

Paid related to:
Current year	(3,590,194)	(3,545,040)	(19,572,740)
Prior years	(1,944,624)	(1,903,198)	(2,064,880)
Total paid	(5,534,818)	(5,448,238)	(21,637,620)

Balances at end of period	$3,445,345	$2,926,659	$2,943,379

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$6,036,784	$5,476,115	$21,682,217
Military services benefit expense	749,300	778,289	3,019,655
Future policy benefit expense (P)	21,471	14,906	73,130
Consolidated Benefit Expense	$6,807,555	$6,269,310	$24,775,002

S-11

Humana Inc.
Benefits Payable Statistics (Q)

Receipt Cycle Time (R)
	2010	2009	Change	Percentage Change
1st Quarter Average	13.8	14.8	(1.0)	-6.8%
2nd Quarter Average	-	14.0	n/a	n/a
3rd Quarter Average	-	13.7	n/a	n/a
4th Quarter Average	-	13.6	n/a	n/a
Full Year Average	13.8	14.0	(0.2)	-1.4%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0
12/31/2008	$247,200	745,500	4.3
3/31/2009	$258,800	740,600	4.2
6/30/2009	$258,000	709,900	4.0
9/30/2009	$317,100	856,500	4.9
12/31/2009	$323,000	775,500	4.3
3/31/2010	$426,200	1,091,700	5.6

S-12

Humana Inc.
Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable (S)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%
6/30/2009	56.1	(1.1)	-1.9%	61.5	(1.8)	-2.8%
9/30/2009	56.2	(1.9)	-3.3%	62.7	(2.4)	-3.7%
12/31/2009	55.4	(4.0)	-6.7%	62.1	(4.4)	-6.6%
3/31/2010	57.0	2.4	4.4%	64.3	3.4	5.6%

Year-to-Date Change in Days in Claims Payable (T)
			2010	2009
DCP - beginning of period			55.4	59.4
Components of change in DCP:
Change in unprocessed claims inventories			1.7	0.6
Change in processed claims inventories			1.2	(2.7)
Change in pharmacy payment cutoff			(1.0)	(1.1)
Impact of Cariten acquisition in 4Q08			-	(0.9)
All other			(0.3)	0.1
DCP - end of period			57.0	55.4

S-13

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 1Q10 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	Includes administrative services fees associated with Medicare and Medicaid, operations in the United Kingdom, and, for 2009, fees associated with Green Ribbon Health.
(F)

In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.

(G)

In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(H)	Duration is the time-weighted average of the present value of the bond portfolio cash flows.
(I)

IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.

(J)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(K)

Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(L)

The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(M)	Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(N)

The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.

(O)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.

(P)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(Q)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(R)

The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.

(S)

A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.

(T)

DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-14

CONTACT:
Humana Inc.
Regina Nethery, 502-580-3644
Investor Relations
Rnethery@humana.com
or
Tom Noland, 502-580-3674
Corporate Communications
Tnoland@humana.com